Exhibit 7.02

Fortress Biotech, Inc.

Long Term Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into effective as of __________, _____, by and between Fortress Biotech, Inc., a Delaware corporation (the “Company”), and __________ (the “Grantee”).

WHEREAS, pursuant to the Company’s Long Term Incentive Plan (the “LTIP”), Grantee is eligible to receive an award of restricted shares of the Company’s common stock of up to one percent (1%) of the total outstanding shares of common stock of the Company determined on a fully-diluted, as-converted into common stock basis;

WHEREAS, the Company’s Long Term Incentive Plan Committee (the “Committee”) has determined that Grantee achieved one hundred percent (100%) of the relevant goals and objectives previously established by the Committee; and

WHEREAS, in light of such determination, the Committee has decided to award Grantee __________ shares of the Company’s common stock (the “Shares”), subject to the terms of this Agreement and the terms of the LTIP, the provisions of which are incorporated herein by reference (and capitalized terms not defined herein will have the meanings provided in the LTIP).

NOW, THEREFORE, the Company and the Grantee agree as follows.

1. Issuance of Stock. The Company hereby agrees to issue to the Grantee the Shares, which for purposes of this Agreement are valued at the closing price on the final trading day prior to __________, _____. All of the Shares received by the Grantee from the Company pursuant to this Agreement are subject to an option by the Company to repurchase such Shares as described below.

2. Company’s Repurchase Option.

(a) The Shares shall be subject to the Company’s Repurchase Option (as defined below) until both of the following conditions are met: (i) there is an increase in the market capitalization of the Company of at least $100,000,000 (measured from the Effective Date) at any time following the grant, and (ii) the Grantee is either in the service of the Company as an employee or as a member of the Company’s Board of Directors (or both) on the 10th anniversary of the Effective Date, or the Grantee has had had an involuntary “separation from service” (as defined in the LTIP) from the Company. In addition, the Company’s Repurchase Option on such Shares shall lapse upon the occurrence of a “corporate transaction” (as defined in the LTIP) if the Grantee is in the service of the Company as an employee or as a member of the Company’s Board of Directors (or both) on the date of the corporate transaction. Such Shares shall be owned by the Grantee without restriction when the Company’s Repurchase Option lapses.

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(b) The voluntary separation from service by the Grantee before a corporate transaction, or the passage of 10 years from the Effective Date without either (i) the Grantee meeting the two conditions for lapse of the Company’s Repurchase Option, or (ii) the occurrence of a corporate transaction is each a “Triggering Event”. In the event of a Triggering Event, the Company shall have an option (the “Repurchase Option”) for a period of 90 days to repurchase any of the Shares at the price of $0.001 per share. The Repurchase Option shall be exercised by the Company by written notice to the Grantee, which notice shall specify the number of shares and the time (not later than 30 days from the date of the Company’s notice) and place for the closing of the repurchase of the shares. Upon delivery of such notice and payment of the purchase price in accordance with the terms herewith, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the Shares being repurchased by the Company. Said purchase price shall be paid, at the Company’s option, (i) by delivery of a check in the amount of the purchase price, (ii) by cancellation of any amount of the Grantee’s indebtedness to the Company equal to the purchase price for the shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price.

(c) Whenever the Company shall have the right to repurchase Shares hereunder, the Board of Directors may designate and assign to one or more assignees the right to exercise all or part of the Company’s repurchase rights under this Agreement to purchase all or a part of such Shares.

3. Release of Shares From Repurchase Option/Accelerated Vesting. In the event the Repurchase Option is triggered pursuant as described in Section 2(b) above and the Company (or its assigns) fails to exercise the Repurchase Option, then, upon the expiration of the 90-day option period, any and all such Shares not repurchased by the Company shall be released from the Repurchase Option. In the event of any separation from service of the Grantee that does not constitute a Triggering Event, the Shares shall be immediately released from the Repurchase Option.

4. Restriction on Transfer. Except for a transfer to a “Related Party” (as defined below), none of the Shares or any beneficial interest therein shall be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way. For purposes of this Agreement, “Related Party” shall mean a spouse, lineal ancestor or descendant, natural or adopted, and a spouse of a lineal ancestor or descendant, or a trust for the sole benefit of such persons or any of them, a limited liability company (LLC) all of whose owners are such persons, or a limited partnership (LP) all of whose partners are such persons.

All transferees of Shares or any interest therein (including Related Parties) will receive and hold such Shares or interest subject to the provisions of the LTIP and this Agreement, and shall agree in writing to take such Shares or interest therein subject to all the terms of the LTIP and this Agreement, including restrictions on further transfer. Any sale or transfer of the Company’s Shares shall be void unless the provisions of this Agreement are met.

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5. Ownership. Grantee, as beneficial owner of the shares, shall have full voting and dividend rights with respect to the Shares. Dividends, if any, declared and paid on the Shares before the Company’s Repurchase Option lapses (the “Vesting Period”) shall be accrued by the Company during such Vesting Period and paid to the Grantee only at the end of the Vesting Period. Any such accrued dividends shall be paid to the Grantee no later than 30 days after the Vesting Period. If any Shares are repurchased pursuant to the Repurchase Option, then, on the date of such repurchase, the Grantee shall no longer have any rights as a stockholder with respect to such repurchased shares or any interest therein, and the Grantee shall not be entitled to receive any accrued dividends previously declared on such repurchased shares.

6. Investment Intent; Legends on Certificates.

(a) Simultaneously with the execution hereof, the Grantee has executed and delivered to the Company a copy of the Investment Representation Statement in the form of Exhibit A hereto concerning the Grantee’s investment intent with respect to the Shares.

(b) The Grantee acknowledges that the certificates evidencing the Shares shall be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreement to which the Shares are subject, substantially as follows.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION PROVISIONS.

(c) The Grantee understands and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize and transfer any of the Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

7. Adjustment for Stock Splits and the Like. All references to the number of Shares shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares that may be made by the Company after the date of this Agreement.

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8. Tax Consequences.

(a) The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign (if applicable) tax consequences of this investment and the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Grantee understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. The Grantee understands that he/she may elect to be taxed at the time the Shares are received rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of purchase.

(b) THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

(c) If the Grantee makes any tax election relating to the treatment of the Shares under the Code, at the time of such election the Grantee shall promptly notify the Company of such election.

9. Tax Withholding. The Company shall have the right to withhold from wages or other amounts otherwise payable to the Grantee such withholding taxes as may be required by law in connection with the grant or vesting of the Shares, or to require the Grantee to pay such withholding taxes by tendering a cash payment or otherwise. If the Grantee shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Grantee or to take such other action as may be necessary to satisfy such withholding obligations.

10. General Provisions.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

(b) In addition to the legend set forth in Section 6 of this Agreement, the certificates representing the Shares shall be endorsed with the following legend.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK AWARD AGREEMENT AND TO THE RESTRICTIONS CONTAINED THEREIN, INCLUDING RESTRICTIONS UPON TRANSFER. A COPY OF THE AGREEMENT WILL BE FURNISHED TO ANY INTERESTED PARTY UPON WRITTEN REQUEST, WITHOUT CHARGE.

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(c) Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, first class, certified or registered, return receipt requested, with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by notifying the other in writing.

(d) The rights and obligations of the Company and the Grantee hereunder shall be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs. In addition, the rights and obligations of the Company under Section 2 of this Agreement shall be transferable to any one or more persons or entities as set forth therein.

(e) Either party’s failure to enforce any provision or provisions of this Agreement, except for the exercise by the Company of its Repurchase Option, shall not in any way be construed as a waiver of any such provision or provisions, nor prevent the party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(f) The Company and the Grantee agree, upon request, to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(g) THIS AGREEMENT DOES NOT IN ANY MANNER OBLIGATE THE COMPANY TO CONTINUE THE GRANTEE’S RELATIONSHIP WITH THE COMPANY.

(h) This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Except as otherwise provided in the LTIP, this Agreement may only be amended by a writing signed by both the Grantee and the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Restricted Stock Award Agreement as of the day and year first set forth above.

COMPANY:

Fortress Biotech, Inc.

By:

Name:

Title:

Address:	3 Columbus Circle, 15th Floor
New York, NY 10019

GRANTEE:

(SEAL)

Address:

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EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

Grantee:
Issuer:	Fortress Biotech, Inc. (the “Company”)
Security:	Common Stock
No. of Shares:

In connection with the receipt of the above securities, the Grantee represents to the Company as follows.

1. Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Grantee is acquiring the securities for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2. Grantee understands that the securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Grantee’s investment intent as expressed herein.

3. Grantee further understands that the securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available. Moreover, Grantee understands that the Company is under no obligation to register the securities. In addition, Grantee understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

Date:	GRANTEE:

Printed Name: